Credit Suisse Small Cap Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2006


Portfolio:			Credit Suisse Commodity
                                Return Strategy Fund


Security:			Paragon 12A A1

Date Purchased:			7/14/2006


Price Per Share:		$100.00


Shares Purchased
by the Portfolio *:		15,000


Total Principal Purchased
by the Portfolio *:		$15,000,000.00


% of Offering Purchased
by the Portfolio:		.00%


Broker:				Barclays Capital Inc.


Member:				Co-Manager